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                                                                      EXHIBIT 99

                                  PRESS RELEASE


     NORTH BRUNSWICK, N.J. - May 19, 2000 - USA Detergents, Inc. (NASDAQ:USAD, news, msgs) today announced that it has entered into a contract to sell its 650,000 square foot warehouse in North Brunswick, N.J. for $15.6 million. The sale, which is subject to the completion by the purchaser of satisfactory due diligence, is expected to close in mid-September. The sale of the warehouse is not expected to impact employment at the Company's New Jersey facilities.

     "The sale of this facility is evidence that our investment in strengthening manufacturing and logistics during the past two years is generating tangible results," said Uri Evan, Chairman and Chief Executive Officer, USA Detergents. "Improvements in operating efficiencies and inventory management resulted in a diminished need for this facility. We expect the infusion of capital that will result once we have retired the approximately $12 million of debt related to this building will be used to further improve operations and promote the growth of our brands."

     USA Detergents, Inc. is a leading manufacturer and marketer of quality, nationally distributed value brand laundry and household cleaning products. The Company has headquarters in North Brunswick, N.J.

     The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues and profitability, including competition from other suppliers of laundry and household cleaning products; changes in consumer preferences and spending habits; commodity price increases; the inability to successfully manage growth; seasonality; the ability to introduce and the timing of the introduction of new products; the inability to obtain adequate supplies or materials at acceptable prices; and the inability to reduce expenses to a level commensurate with revenues. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. Furthermore, the press release and the documents filed by the Company with the Securities and Exchange Commission (the "SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time to time in the Company's SEC filings.

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